Exhibit 99.1
NEWS RELEASE

NOBLE ENERGY ANNOUNCES HIGHLIGHTS OF 2011 ANALYST CONFERENCE INCLUDING FIVE-YEAR PRODUCTION, RESERVES AND CAPITAL OUTLOOK
HOUSTON (November 15, 2011) — Noble Energy, Inc.’s (NYSE: NBL) senior management will host a conference today in Houston, Texas with analysts and investors to discuss the Company’s current operations, future plans and operational outlook. Today’s presentation includes the following key highlights:
•	The Company’s production is projected to increase at a compound annual growth rate of 17 percent over the next five years, resulting in average daily production of 490 thousand barrels of oil equivalent per day (MBoe/d) in 2016

•	All five core areas are expected to deliver strong annual average production growth over the next five years

•	Major onshore and offshore projects are expected to deliver production of 340 MBoe/d and operating cash flow of $5 billion in 2016

•	Oil production has commenced at Aseng in Block I offshore Equatorial Guinea nearly seven months ahead of the original schedule and is currently producing 50 thousand barrels per day (MBbl/d) gross

•	Net production from the Company’s horizontal Niobrara development program in the DJ Basin is currently at 14 MBoe/d and is projected to reach 70 MBoe/d by 2016

•	As a result of an expanded portfolio of high-return reinvestment opportunities, annual capital spending over the next five years is expected to ramp up from the current level of $3 billion to $5 billion in 2016

•	The Company’s total proven reserves are projected to grow at a compound annual rate of 20 percent from year-end 2010 to a total of 2.7 billion barrels of oil equivalent (BBoe) by the end of 2015

•	Net risked resources have increased 75 percent since 2010 to 7.4 BBoe

•	The Company and its partners have made an additional oil discovery at the Carla prospect in Block O offshore Equatorial Guinea which is estimated to contain gross resources of 35 to 100 million barrels of oil equivalent (MMBoe) with 80 percent liquids

Charles D. Davidson, Noble Energy’s Chairman and CEO said, “At today’s meeting, we will highlight our growth in reserves, production and cash flow achieved through our expanding portfolio of diverse opportunities. We have increased our five-year capital spending plans as a result of recent exploration discoveries, success in the DJ Niobrara, and the addition of our Marcellus program. The increased capital investment is expected to add substantial value and further strengthen our growth profile with production growth now expected to average above 10 percent per year over the next decade. On a debt-adjusted per share basis, we project proven reserves, production and discretionary cash flow(1) to grow over the next five years at double-digit compound growth rates and at rates significantly above the projections we made at our 2010 analyst conference.”
Mr. Davidson continued, “Our strong portfolio of domestic and international projects allows us to optimize our reinvestment of capital as the markets change over the coming years. Our exploration team has expanded its global efforts to locate attractive prospects which we will mature into development projects. Our ability to bring production to market continues to strengthen as evidenced by delivering production from the Aseng project seven months ahead of schedule and below budget. We also have several other major projects nearing first production. We are excited and confident about the strong growth plans in our five core operating regions and that our consistent execution will deliver significant value to our investors.”
DJ Basin
As a leader in the DJ Basin, Noble Energy has continued to improve its operational performance while accelerating its drilling activities. The Company holds over 840,000 net acres in the DJ Basin and an estimated net risked resources of 1.3 BBoe, up over 60 percent from 2010. Net production is 67 MBoe/d with 54 percent liquids and is expected to double by 2016.
Horizontal drilling in the Niobrara has de-risked the legacy portions of the Wattenberg field and has expanded the economic limits of the field by 67 percent. Noble Energy’s existing 58 horizontal wells in the Niobrara are currently contributing 14 MBoe/d of net production, up over 20 percent from the end of the third quarter. Strong returns continue to improve with recent production performance exceeding previous results. The Company’s most recent 18 wells are expected to achieve an average estimated ultimate recovery (EUR) of 355 MBoe which is a 22 percent improvement over an average EUR of 290 MBoe from 23 early wells.

Within the next two years, Noble Energy intends to double its horizontal Niobrara rig count and well completions. By 2016, the Company expects to increase net horizontal production to 70 MBoe/d.
Marcellus
Noble Energy’s acquisition in the Marcellus shale established a second U.S. onshore core area for the Company. The innovative joint venture (JV) structure has aligned the incentives of Noble Energy and partner Consol Energy. With the opening of a new office in Canonsburg, PA, Noble Energy is ready to initiate operations in January and transfer its multi-disciplinary expertise to the JV. The Company expects to leverage the expertise of Consol Energy including permitting, local water sourcing, transport and processing for a rapid startup of operations.
The companies are executing a multi-year development plan that steadily increases the rig count through 2016. The significant percentage of acreage held by production should allow for efficient development utilizing pad drilling, which minimizes the permit and infrastructure requirements and surface footprint. Production results are already exceeding expectations. Recent wells from a 10-well pad each have 24-hour initial production rates between 5 and 12 million cubic feet per day (MMcf/d). Net production has nearly doubled since the JV announcement to approximately 70 MMcf/d. By the end of December, it is expected to be approximately 80 MMcf/d and to grow to 600 million cubic feet equivalent per day (MMcfe/d) in 2015. The estimated 7.4 trillion cubic feet equivalent (Tcfe) of net risked resources is anticipated to grow with operational improvements.
Deepwater Gulf of Mexico
Noble Energy is playing a key role in leading the industry back to work in the deepwater Gulf of Mexico (GOM). Post Macondo, the Company received the first blowout preventer certification, completion permit and drilling permit. In early 2012, Noble Energy also plans to bring on new production from post-moratorium exploration at Santiago.
The Galapagos development is expected to deliver 10 MBbl/d of net oil production early next year with potential to reach up to 14 MBbl/d based on reservoir characteristics and well performance. The possibility of additional future development exists from a shallow oil zone and identified offsets with an estimated gross mean resource potential of 65 MMBoe.

A unitization agreement covering the Gunflint discovery was finalized. It named Noble Energy the operator, added the northern half of Mississippi Canyon blocks 992 and 993 to the project area, and revised the Company’s working interest to 26 percent. The agreement also aligns partners on appraisal and development decisions and shortens the post-appraisal timeline. The estimated gross resource range of the Gunflint discovery is 70 to 500 MMBoe, and the first appraisal well is expected to spud next month.
The Company has continued to mature its deepwater GOM inventory of 39 identified prospects of which 23 are stand-alone subsalt Miocene targets. A one-rig exploration program is planned for 2012 and 2013 to continue evaluating the portfolio, estimated to contain over 500 MMBoe of net risked resources.
West Africa
First oil flowed from the Aseng field in Block I offshore Equatorial Guinea to the floating production, storage and offloading (FPSO) vessel on November 6, 2011. The oil production rate has quickly ramped up to 50 MBbl/d, and the first oil lifting from the Aseng FPSO is expected in December 2011. Noble Energy achieved first production in less than three years from sanction, while delivering a world-class project seven months ahead of schedule, 13 percent below budget, and with an excellent safety record.
Transferring the learnings from Aseng, the Company intends to replicate its project success at Alen. The project remains on schedule for first production in late 2013 with net production of 20 MBbl/d. Noble Energy expects its West Africa liquids production to more than double by 2014 with the addition of Aseng and Alen.
Noble Energy and its partners have made a new oil discovery at the Carla prospect in Block O offshore Equatorial Guinea. The discovery well encountered a total of 26 net feet of oil pay in high-quality upper Oligocene sands below the Alen field. Located in approximately 1,900 feet of water, the Carla well was drilled to a depth of 11,500 feet. Discovered gross resources are estimated to range between 35 and 100 MMBoe of which 80 percent are liquids. The Company operates with a 51 percent working interest. A second exploration well testing the Bwabe prospect in the Tilapia Block offshore Cameroon reached total depth and did not find commercial hydrocarbons. The Company has identified a new offshore Cameroon prospect, Bouma, with a gross unrisked resource range estimate of 95 to 400 MMBoe and a 35 percent probability of geologic success.

Recent appraisal work at Diega, a 2008 discovery, has confirmed a gross resource range of 45 to 110 MMBoe with 60 percent liquids. The Company anticipates developing both Carla and Diega through the infrastructure at Aseng or Alen.
Eastern Mediterranean
The Company-operated Mari-B field, offshore Israel, has achieved record levels of production this year and has been successful in lowering Israel’s energy costs by over $7 billion and reduced CO2 emissions by 17 million metric tons since 2004. At the nearby Noa field, a recently sanctioned development project is expected to add approximately 100 MMcf/d of deliverability in mid 2012, partially offsetting anticipated depletion at Mari-B.
The gross resource estimate of Tamar has been increased to 9 Tcf from 8.4 Tcf as a result of appraisal work. The Tamar development project remains on schedule for commissioning in late 2012. The platform jacket and deck fabrication, as well as pipeline installation, are approximately 50 percent complete and onshore facility expansion is underway. The Company is in the final stages of sales contract negotiations with Israel Electric Corporation and is in active discussions with existing and new customers. Israel gas demand remains robust and anticipated base growth is approximately 10 percent per year throughout the decade.
The Company has identified a total of 12 additional prospects that target sands equivalent to those discovered at Tamar with estimated gross unrisked resource potential of more than 20 Tcf. Additionally, there exists a total gross unrisked deep oil potential of 3.7 BBoe across the Company’s acreage. Drilling is underway at the Cyprus A prospect which has an estimated gross mean resource range of 3 to 9 Tcf and a 60 percent probability of geologic success. Leviathan appraisal continues with the drilling of the #3 well, while field development concepts and commercialization options are being evaluated. The Company plans to re-enter the Leviathan #1 well to test the deep oil concept by early next year.
Analyst Meeting Webcast
Noble Energy’s 2011 analyst meeting will be available via webcast at 8 a.m. Central Time, November 15, 2011, on the ‘Investors’ page of the Company’s website at www.nobleenergyinc.com. A replay of the webcast will be available on the website until February 15, 2012.

Noble Energy is a leading independent energy company engaged in worldwide oil and gas exploration and production. The Company has core operations onshore in the U.S., primarily in the DJ basin and Marcellus shale, in the deepwater Gulf of Mexico, offshore Eastern Mediterranean, and offshore West Africa. Noble Energy is listed on the New York Stock Exchange and is traded under the ticker symbol NBL. Further information is available at www.nobleenergyinc.com.
Contacts:
David Larson
(281) 872-3125 dlarson@nobleenergyinc.com
Eric Schneider, CFA
(281) 872-2640 eschneider@nobleenergyinc.com
(1)	Discretionary Cash Flow is a non-GAAP financial measure intended to help facilitate comparison of company operating performance across periods and with peer companies. This forecast primarily reflects expected cash flow from operations excluding working capital changes plus cash exploration expense.
This news release contains certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may,” and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect Noble Energy’ s current views about future events. They include estimates of oil and natural gas reserves and resources, estimates of future production, assumptions regarding future oil and natural gas pricing, planned drilling activity, future results of operations, projected cash flow and liquidity, business strategy and other plans and objectives for future operations. No assurances can be given that the forward-looking statements contained in this news release will occur as projected, and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, without limitation, the volatility in commodity prices for crude oil and natural gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other actions, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy’s business that are discussed in its most recent annual report on Form 10-K and in other reports on file with the Securities and Exchange Commission. These reports are also available from Noble Energy’s offices or website, http://www.nobleenergyinc.com. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Energy does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.
The Securities and Exchange Commission requires oil and gas companies, in their filings with the SEC, to disclose proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. The SEC permits the optional disclosure of probable and possible reserves, however, we have not disclosed the Company’s probable and possible reserves in our filings with the SEC. We use certain terms in this news release, such as “net risked resources”, “estimated ultimate recovery” or “EUR”, “gross resources” and “gross mean resources.” These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. The SEC guidelines strictly prohibit us from including these estimates in filings with the SEC. Investors are urged to consider closely the disclosures and risk factors in our most recent annual report on Form 10-K and in other reports on file with the SEC, available from Noble Energy’s offices or website, http://www.nobleenergyinc.com.
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